STOCK PURCHASE AGREEMENT

BETWEEN

SERVICE 800, INC.

AND

JEAN MORK BREDESON AND

BEYOND COMMERCE, INC

DECEMBER 14, 2017

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement"), dated as of December 14, 2017, is entered into by and among SERVICE 800, INC., a Minnesota corporation ("Company" or "Target"), JEAN MORK BREDESON, a resident of the State of Minnesota ("Seller") and BEYOND COMMERCE, INC., a Nevada corporation ("Buyer").

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock ("Target Interests") of Target, and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Target Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"ActionII means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the  ownership of voting securities, by contract or otherwise.

"Balance Sheet" has the meaning set forth in Section 3.06.

"Balance Sheet Date" has the meaning set forth in Section 3.06.

"Benefit Plan" has the meaning set forth in Section 4.0l(a).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Hennepin County, Minnesota, are authorized or required by Law to be closed for business.

"Buyer Indemnitees" has the meaning set forth in Section 11.01.

"Buyer's Accountants" means LJ Soldinger Associates, 21925 Field Parkway, Suite 240, Deer Park, IL 60010.

"Closing'' has the meaning set forth in Section 2.06. "Closing Date" has the meaning set forth in Section 2.06.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Current Assets" means cash and cash equivalents, accounts receivable, inventory and prepaid expenses determined in accordance with GAAP.

"Current Liabilities" means accounts payable, accrued Taxes and accrued expenses, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP.

"Direct Claim" has the meaning set forth in Section ll.03(c).

"Disclosure Schedules" means any Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"Dollars or $”  means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility,, · for the costs of enforcement proceedings, investigations, clean-up, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the clean-up thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or grow1dwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"Financial Statements" has the meaning set forth in Section 3.06.

11GAAP11  means United States of America generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Party" has the meaning set forth in Section 11.03. "Indemnifying Party" has the meaning set forth in Section 11.03. "Insurance Policies" has the meaning set forth in Section 3.15. "Interim Balance Sheet" has the meaning set forth in Section 3.06.

"Interim Balance Sheet Date" has the meaning set forth in Section 3.06. "Interim Financial Statements" has the meaning set forth in Section 3.06.

"Knowledge" means a Person's actual awareness following reasonable inquiry of each employee and agent of such Person who would reasonably be expected to have knowledge of a particular fact, circumstance or other matter.

"Knowledge of Seller or Seller's Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller or the Company, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.07.

"LIBOR" means with respect to an Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the British Bankers Association LIBOR Rate ("BBA LIBOR") as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Bank from time to time) at approximately 11:00 A.M. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided however, if more than one BBA LIBOR Rate is specified, the applicable rate shall be the arithmetic mean of all such rates.

"Licensed Intellectual Property" has the meaning set forth in Section 3.12(a).

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments,

interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Material" and "Materially" with respect to a particular matter (e.g., a breach) means a condition which substantially affects: (a) the rights and benefits of the other Party to this Agreement; or (b) the ability of the other Party to substantially perform its obligations.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement, except pursuant to Section 3.05; (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

"Material Contracts" has the meaning set forth in Section 3.09(a).

"Material Customers" has the meaning set forth in Section 3.14(a).

"Material Suppliers" has the meaning set forth in Section 3.14(b).

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 3.10(a). "Person" means an individual, corporation, partnership, joint venture, Limited

Liability Company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Company for any Post-Closing Tax

Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Period.

"Pre-Closing Taxes" means Taxes of the Company for any Pre-Closing Tax

"Purchase Price" has the meaning set forth in Section 2.02.

"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Restricted Business" means the Company provides a low cost and timely method via its Customer Feedback Management Platform to build and monitor service quality metrics based on feedback from customers while service experiences were fresh in mind. The Company was established to provide measurements for service organizations and companies that provide on-site and technical support services on a global basis.

"Restricted Period" has the meaning set forth in Section 7.07. "Seller Indemnitees" has the meaning set forth in Section 11.02.

"Seller's Accountants" means Scott Muehler, CPA, Kelly & Muehler, PLLP, 821 Meander Court, Medina, MN 55340.

"Target" means SERVICE 800, INC., a Minnesota corporation, with its headquarters located at 2190 West Wayzata Blvd., Minneapolis, MN 55356-0800.

"Target Intellectual Property" has the meaning set forth in Section 3.12(a). "Target Interests, mean all of shares of the Company's authorized, issued and outstanding common stock (the "Shares") which represents one hundred percent (100%) ownership interest in the Company.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Claim" has the meaning set forth in Section 11.03(a),

"Transaction Documents" means this Agreement, Stock Certificates, Employee Agreements, Promissory Note and Personal Guarantee.

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01Purchase and Sale. Subject to the terms and conditions set herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Target Interests, free and clear of all Encumbrances, for the consideration specified in 2.02.

Section 2.02Purchase Price. The aggregate purchase price for the Target Interests shall be Four Million Two Hundred Thousand Dollars ($4,200,000), subject to adjustments pursuant to 2.04(a) hereof (the "Purchase Price"). The Purchase Price shall be payable as follows:

(a)Buyer shall pay Seller the sum of TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000.00) in form of cash, subject to Section 2.03(a)(i), on the Closing Date.;

(b)Buyer shall issue a promissory note ("Note"), in the form attached hereto as Exhibit A, in favour of Seller, in the amount of TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000.00) payable in three (3) years with interest only payments for the First Year at a fixed rate of LIBOR Plus a spread of a minimum of three point five percent (3.5%) and a maximum of five point five percent (5.5%) per annum established at Closing. Any percentage increase (not to exceed fifty percent (50%) in cash flow generated by Buyer's estimated FORTY MILLION ($40,000,000) Net Operating Loss (NOL) will be applied to the re-payment of this subordinated debt, which shall be in addition to the payments due under the Note. The Note shall be subordinated to any senior financing of Buyer used to purchase the Target Interests. The Note shall allow pre payments of the principal and interest due thereunder without any penalty.

For illustrative purposes, assume as of December 31, 2019 Target has a $1 million of taxable income generated from the prior year, and Target owes a maximum of $350,000 in tax (assuming the corporate tax rate is 35%). Buyer shall apply its net operating loss (NOL) to reduce Target's tax obligation to almost zero. This results in a 35% increase in cash flow to the Target, and thus, 50% of the 35% increase in cash (i.e. a maximum of

$175,000) would be applied to pay down the Note's principle amount without penalty.

(c)Buyer's Chairman and CEO, George Pursglove, will execute a personal guarantee with respect to the Note in the form attached hereto as Exhibit B (the “Personal Guarantee");

(d)Jean Mork Bredeson, the owner of the Target Interests, will retain the artwork, frequent flyer miles and/or points, cell telephone and number, email address, desktop computer, IPad and other personal property items listed on Schedule 2.02(c); and

(e)Buyer shall provide collateral satisfactory to Seller to secure the obligations under 2.02(b) in the form attached hereto as Exhibit C (the "Collateral Agreement").

Section 2.03Transactions to Occur at the Closing.

(a)At the Closing, Buyer shall deliver to Seller:

(i)the cash portion of the Purchase Price by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date;

(ii)the Promissory Note;

(iii)the Personal Guarantee of Buyer's Chairman and CEO George

Pursglove;

(iv)the Collateral Agreement; and

(v)the Transaction Documents and all other agreements, documents,

instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 9.03 of this Agreement.

(b)At the Closing, Seller shall deliver to Buyer:

(i)Target Interests certificates evidencing the Target Interests, free and clear of all Encumbrances, duly endorsed in blank or accompanied by such powers or other instruments of transfer duly executed in blank; and

(ii)the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 9.02 of this Agreement.

Section 2.04Purchase Price Adjustment.

(a)Post-Closing Adjustment. Ten percent (10%) of the cash payment due pursuant to Section 2.02 above shall be withheld in escrow for up to 180 days. No later than 180 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth the existence of any undisclosed liabilities, which statement shall contain a certificate that the statement was prepared in accordance with GAAP. Any amounts set forth in the certificate will be released from escrow to Buyer and the balance, if any, paid to Seller ("Post Closing Adjustment") provided that there are no objections asserted in writing by Seller within ten business days of receipt of the statement. If Seller objects to any listed liabilities then the amount in dispute shall not be distributed from escrow until such time as the Seller and Buyer have resolved the objections. If they are unable to resolve the objections then the parties shall arbitrate the dispute before a private arbitrator following AAA Commercial Arbitration rules. In the event the escrowed funds are insufficient to satisfy the undisclosed liabilities, the Promissory Note will be reduced accordingly.

Section 2.05Cash and Accounts Receivables of the Company; Audit Rights.

Jean Mork Bredeson will be paid all cash and accounts receivable ("A/R") of the Company due and owing on the date of Closing ("Closing A/R") and that such cash and Closing A/R distributed per Section 2.0S(a) and Section 2.05(b) of this Agreement is excluded from the Purchase Price and any Purchase Price Adjustment. A list of all of the Target's Closing A/R shall be set f011h in Section 2.05 of the Disclosure Schedules. Target's standard procedure is to send out invoices on or about the 15th of each month for services provided during the prior month. Closing A/R includes the amount owed for services provided through December 31, 2017 regardless of when those services are billed. Seller shall provide an updated list of Target's Closing A/R by the 20th of January 2018 ("Updated List") and the updated figures on the Updated List shall be included in the Target's Closing A/R. Buyer will provide Seller (and her accountant) access to Target's accounting system to complete final accounting of Target's Closing A/R.

(a)At Closing, Ms. Bredeson will be distributed all cash in the Company.

(b)After Closing on a quarterly basis Ms. Bredeson will be paid all payments received on Closing A/R of the Company that exists as of Closing. In the event Buyer's collection efforts are beyond the ordinary course of dealing with the Company's Customers, Buyer shall be entitled to recoup its reasonable collection costs, including reasonable attorneys' fees, after consultation with Seller. In addition, first dollars in on any client collection matter related to the Target's Closing A/R shall be applied to oldest receivables first.

(c)With respect to the Closing A/R due and payable to Ms. Bredeson pursuant to this Section 2.05, the Buyer and/or Company will keep complete, true, and accurate books of account and records ("Books and Records") for the purpose of recording receipt of all Closing A/R payments due and payable under this Agreement, sufficient to enable an independent accountant or firm of accountants ("Accountant") to conduct a review under this Agreement. With each quarterly payment, Buyer and Company will deliver to Ms. Bredeson a full and accurate accounting to include not less than the following information:

A spreadsheet listing: (i) the names of all Pre-Closing customers from whom Closing A/R is due to  be paid  to Ms. Bredeson  under this  Section, (ii) the amount of the Closing A/R due from each Pre-Closing Customer as of Closing, (iii) the amount of Closing A/R received for that Customer for the most recent quarter; (iv) the total amount of Closing A/R received since Closing, and (v) a calculation of all Closing A/R payments due Ms. Bredeson that quarter.

The Buyer and Company will maintain all of the Books and Records for at least three (3) years following the end of the calendar year to which they pertain. Ms. Bredeson will have the right under this Agreement to cause her Accountant to review and audit the Books and Records for the sole purpose of verifying the Closing A/R due and payable to her hereunder, up to once per calendar year, upon at least thirty (30) days' notice to the Buyer and Company. Any such review, may at the Accountant's discretion, include some or all of (a) discussing Buyer's and Company's accounts with the Buyer's and Company's accounting personnel (who shall cooperate fully in such review), and (b) inspecting such portions of Buyer's and Company's Books and Records relating to Closing A/R payments received by the Buyer or Company and due Ms. Bredeson as her Accountant deems appropriate in accordance with the ordinary professional standards applicable to the Accountant. The Accountant shall execute a written agreement not to disclose any information learned in the review to any Party, nor to use any such information, except for providing Ms. Bredeson with a statement of payments due for the payment period(s) in question, and for testifying in any proceeding relating to the review. The Accountant shall also instruct its officers, directors, partners, managers, and/or employees who may have access to such information of the obligation set forth in this Section and direct each such person to comply therewith. The cost of such a review shall normally be at Ms. Bredeson's expense. However, Buyer and Company will bear the cost of the review if the review reveals any underpayment, which in the aggregate is equal to or greater than five percent (5%) of the amount actually due for the period being audited. Such a review may encompass Buyer's and Company's Books and Records for any payment period if the review is commenced within eighteen months (18) of the date of Buyer's or Company's statement of payments due for that period. Buyer or Company will pay any undisputed shortfalls, plus interest at prime plus two (2) percent dating from the due dates in question, within ten (10) business days after notice from Ms. Bredeson of the shortfall.

On or before January 31, 2018, a copy of the financial records of Target shall be made available to Seller's accountant to prepare and approve for filing of the corporate tax return for Target for 2017.

Section 2.06Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Target Interests contemplated hereby shall take place at a closing (the "Closing") to be held at a place to be determined by Seller on December 31, 2018 with an effective date of January 1, 2018, provided the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other location as mutually agreed to by the Buyer and Seller or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). If Closing is extended beyond December 31, 2017, the parties agree to using specific accounting for a short year split based on date of Closing and allocations of profits/losses for the year 2018 will be based on Closing the books of Target as of date of Closing and agree to make any necessary elections required to be signed by both parties to affect such splitting of income/loss.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. Buyer acknowledges that except for the representations and warranties made by Seller and its representatives in this Article III, Section 3.01, Article V and Article VII, Seller and its representatives are making no other representation, warranty, guaranty or covenant in respect of the Target and the Target Interests or the sale and transfer to Buyer of the Target Interests, and that Buyer has agreed to purchase the Target Interests without any such representation, warranty, guaranty or covenant.

Section 3.01Authority of Seller. Seller has the full power and authority  to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02Organization, Authority and Qualification of the Target. The Target is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Target is licensed or qualified to do business, and the Target is duly licensed or qualified to do business and is in go standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Any and all actions to be taken by the Target in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03Capitalization. The total authorized Target Interests of the Target consists of 1,000 shares of common stock ("Shares"). All of the authorized Shares of the Target Interests are issued and outstanding and owned by Jean Mork Bredeson, the Seller. All of the Target Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Target Interests, free and clear of all Encumbrances. All of the Target Interests were issued in compliance with applicable Laws. None of the Target Interests were issued in violation of any agreement, arrangement or commitment to which Seller or the Target is a party or is subject to or in violation of any pre-emptive or similar rights of any Person. There are no outstanding and authorized options, and no outstanding or authorized warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares of the Target or obligating Seller or the Target to issue or sell any shares or any other interest in the Target. The Target does not have outstanding or authorized share appreciation, phantom interests, profit participation or similar rights. There are no voting trusts, voting agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Target Interests.

Section 3.04No Subsidiaries. The Target does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of organization or formation, operating agreement or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Target; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Target is a party or by which Seller or the Target i bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Target or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Target. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Target in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including any filings under the HSR Act.

Section 3.06Financial Statements. Complete copies of the Target's financial statements consisting of the balance sheet of the Target as of December 31st in each of the years 2015 and 2016 as well as 2017 actuals to date and as forecasted along with the related statements of income and cash flow statements (via QuickBooks accounting software program generated (not GAAP)) for the years/periods then ended (the "Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Target as of September 30, 2017 and the related statements of income for the year to date then ended (the "Interim Financial Statements") are included in the Disclosure Schedules or have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Target, and fairly present the financial condition of the Target as of the respective dates they were prepared and the results of the operations of the Target for the periods indicated as reviewed and agreed upon by Buyer previously. The balance sheet of the Target as of December 31, 2015 and December 31, 2016 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Target as of September 30, 2017 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". The Company maintains a standard system of accounting established and administered in accordance with GAAP with accountant noted exceptions. Seller's accountant will provide the required financial statements in the form of a compiled financial statements with related compilation reporting. The Target's spreadsheets/reports being provided to Buyer, which identify extraordinary items of Target that are added back as one-time and extraordinary expenses, have not been audited, and Buyer agrees to conduct its own due diligence related thereto.

Section 3.07Undisclosed Liabilities. The Target has no material liabilities, obligations or commitments of any nature whatsoever, asse1ted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise

("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount or (c) as disclosed on Section 3.07(c) of the Disclosure Schedules.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Target, any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)amendment of the articles, charter, or other organizational documents of the

Target;

(c)split, combination or reclassification of any the Target Shares;

(d)issuance, sale or other disposition of any of its Target Shares or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Target Shares;

(e)declaration or payment of any dividends or distributions on or in respect of any of its Target Shares or redemption, purchase or acquisition of its Target Shares;

(f)material change in any method of accounting or accounting practice of the Target, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)material change in the Target's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)entry into any Contract that would constitute a Material Contract;

(i)incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(1)material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)any capital investment in, or any loan to, any other Person;

(n)acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)any material capital expenditures;

(p)imposition of any Encumbrance upon any of the Target properties, membership units or assets, tangible or intangible;

(q)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, consultants or independent contractors, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, member, manager, consultant or independent contractor;

(r)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with an employee except as disclosed in Disclosure Schedules, or (ii) Benefit Plan.

(s)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholder, directors, officers and employees;

(t)entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)except for this Agreement, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)purchase, lease or other acquisition of the right to own, use or lease any property or assets except as disclosed in Disclosure Schedules or for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)action by the Target to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y)any Contract to do any of the foregoing, or any action or omission would result in any of the foregoing.

Section 3.09Material Contracts.

(a)Section 3.08(h) of the Disclosure Schedules lists each of the following Contracts of the Target (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.l0(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.12(d) and Section 3.12(f) of the Disclosure Schedules, being "Material Contracts"):

(i)each Contract of the Target involving aggregate consideration in excess of $25,000.00 and which, in each case, cannot be cancelled by the Target without penalty or without more than 90 days' notice;

(ii)all Contracts that require the Target to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)all Contracts that provide for the indemnification by the Target of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Target is a party;

(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Target is a party and which are not cancellable without material penalty or without more than ninety (90) days' notice;

(vii)except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Target;

(viii)all Contracts with any Governmental Authority to which the Target is a party;

(ix)all Contracts that limit or purport to limit the ability of the Target to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)any Contracts to which the Target is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)Each Material Contract is valid and binding on the Target in accordance with its terms and is in full force and effect. Neither the Target nor, to Seller’s Knowledge, any other party thereto in breach of or default under (or is alleged to be in breach of or default wider) in any material respect, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each

Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10Title to Assets; Real Property.

(a)The Target has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(i)liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(ii)easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Target; or

(b)Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Target, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Target acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Target and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Target is not a sub-lessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Target. There are no Actions pending nor, to the Seller's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11Condition And Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Target are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Target, together with all other properties and assets of the Target, are sufficient for the continued conduct of the Target's business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.12Intellectual Property.

(a) "Intellectual Property" means all of the following and similar intangible property and related proprietary intellectual property set forth in Section 3.12 of the Disclosure Schedules as well as any and all other rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Target (Target Intellectual Property") and that in which the Target holds exclusive or non-exclusive rights or interests granted by any license from other Persons, ("Licensed Intellectual Property"):

(i)trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(ii)internet domain names, whether or not trademarks, registered in any generic top-level domain by any authorized private registrar or Governmental Authority;

(iii)original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v)patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications.

(b)Section 3.12(b) of the Disclosure Schedules lists all Target Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, "Intellectual Property Registrations"), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Target's current or planned business or operations. All required filings and fees related to the Intellectual Prope11y Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(c)Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Target owns, exclusively or jointly with other Persons, all right, title and interest in and to the Target Intellectual Prope1ty, free and clear of Encumbrances. Without limiting the generality of the foregoing, and to the extent such agreements are not in place, Seller will enter into binding, written agreements with every current and former employee of the Target, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Target any ownership interest and right they may have in the Target Intellectual Property; and (ii) acknowledge the Target's exclusive ownership of all Target Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements. The Target is in full compliance with all legal requirements applicable to the Target Intellectual Property and the Target's ownership and use thereof.

(d)Section 3.12(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Target is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Target's current or planned business or operations. Seller has provided Buyer with hue and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Target and the other parties thereto, and the Target and such other parties are in full compliance with the terms and conditions of such agreements.

(e)The Target Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Target or proposed to be used, and the Target's conduct of its business as currently and formerly conducted and proposed to be conducted  have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Neither Seller nor the Target has received any communication, and no Action has been instituted, settled or, to Seller's Knowledge threatened that alleges any such infringement, violation or misappropriation, and none of the Target Intellectual Property are subject to any outstanding Governmental Order.

(f)Section 3.12(t) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Target grants rights or authority to any Person with respect to any Target Intellectual Property or Licensed Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Target and the other parties thereto, and the Target and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Target Intellectual Property.

Section 3.13Intentionally Left Blank.

Section 3.14Customers and Suppliers.

(a)Section 3.14(a)(l) of the Disclosure Schedules sets forth the material customers to whom the Target has provide goods or services for each of the two most recent fiscal years (collectively, the "Material Customers").Except as set forth in Section 3.14(a)(2) of the Disclosure Schedules, the Target has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease using its goods or services or to otherwise terminate or materially reduce its relationship with the Target after the Closing.

(b)Section 3.14(b)(l) of the Disclosure Schedules sets forth the material suppliers to whom the Target has paid consideration for goods or services rendered for each of the two most recent fiscal years (collectively, the "Material Suppliers").Except as set forth in Section 3.14(b)(2) of the Disclosure Schedules, the Target has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, supplying goods or services to the Target or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.15Insurance. Section 3.15-1 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Target and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Target has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their te1ms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Unless set forth on Section 3.15-2 of the Disclosure Schedules, there are no claims related to the business of the Target pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.16Legal Proceedings; Governmental Orders. Except as set forth in Section 3.16 of the Disclosure Schedules:

(a)There are no Actions pending or, to Seller's Knowledge, threatened (a) against or by the Target affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Target); or (b) against or by the Target, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.17Compliance With Laws; Permits.

(a)Except as set forth in Section 3.16 of the Disclosure Schedules, the Target has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)All Permits required for the Target to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Pe1mits as of the date hereof have been paid in full.

Section 3.18Environmental Matters.

(a)The Target is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Target or any real property currently or formerly owned, operated or leased by the Target.

Section 3.19Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

EMPLOYMENT MATTERS

Section 4.01Employee Benefit Matters.

(a)Section 4.0l(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, equity-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA (as listed on Section 4.0l(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b)With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) the plan document together with all amendments; and (ii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan.

(c)Unless set forth in Section 4.0l(c) of the Disclosure Schedules, each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including BRISA and the Code).

(d)Neither the Target nor any of its BRISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan.

(e)Unless set forth in Section 4.0l(e) of the Disclosure Schedules, there is no pending or, to Seller's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits).

Section 4.02 Employment Matters

(a)Section 4.02 of the Disclosure Schedules contain a list of all persons who are employees, consultants, or contractors of the Target as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); and (iii) hire date. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, consultants, or contractors of the Target for services performed on or prior to the date hereof have been paid in full.

(b)Jean Mork Bredeson will continue to be employed for the Target full-time for period of seven (7) months after the acquisition ("Transition Period ") with compensation equal to annualized compensation of$128,571.00 per year. On or before 180 days after the acquisition, Target and Jean Mork Bredeson will enter into an "at will" employment agreement ("Prut-time Employment Agreement") for part-time employment at $150.00 per hour commencing on the eighth month after the acquisition. While a full time employee, Ms. Bredeson will receive all employee benefits generally available to all employees of the Target, who are classified as a full-time equivalent employee, including but not limited to health insurance and participation in any Tru·get related retirement plans. After the Transition Period, Ms. Bredeson will not be entitled to any of Target's employee benefits.

(c)In addition to the compensation due Ms. Bredeson under Section 4.02(b), she will be paid a commission as wages (W-2) on new business resulting from customers (''New Customer") expressly identified to the Buyer by Ms. Bredeson ("Commission"). Ms. Bredeson's Commission is payable upon each billing to the New Customer and will equal five percent (5%) of the gross sales generated on the new business for the first year of new business, four percent (4%) for the second year of the new business, three percent (3%) for the third year, two percent (2%) in the fourth year and one percent (1%) for the fifth year. Any Commission due to Ms. Bredeson under this Section 4.02(c) for each New Customer shall continue to be due and payable to her until the conclusion of the fifth year from the date the New Customer was first billed ("Fifth Year of the New Business") regardless of whether she is still providing services to Target or Buyer. Any commission shall be due and payable on the anniversary of the signing of the contract. After the Fifth Year of the New Business, Ms. Bredeson will not be paid any Commissions generated on that specific New Customer. The Parties acknowledge that contracts with Tyco and Honeywell will each be considered a New Customer. Ms. Bredeson agrees to be bound by a non-compete non-solicitation covenant set forth in Section 7.07 of this Agreement.

(d)In addition to the compensation due Ms. Bredeson under Section 4.02(b) and to any commission due Ms. Bredeson under Section 4.02(c)herein, Ms. Bredeson will be paid a two percent (2%) finder's fee of the net value of any successfully completed business/company acquisition introduced by her to Buyer ("Finder' s Fee"). All Finders Fees due Ms. Bredeson will be paid at the successful close of the transaction.

(e)Buyer will offer employment to certain of Target's key management to continue working for the Target consistent with their current employment duties and benefits. A list of those key Company employees is set forth in Section 4.02(e) of the Disclosure Schedules.

(f)The Target is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labour relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labour, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance . All individuals characterized and treated by the Target as consultants or contractors are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against the Target pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(g)The Target has no plans to undertake any action in the future that would trigger the WARN Act.

ARTICLEV

SELLER COVENANTS

Section 5.01Taxes. Unless set forth in Section 5.01 of the Disclosure Schedules:

(a)All Tax Returns required to be filed on or before the Closing Date by the Target have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Target (whether or not shown on any Tax Return) have been, or will be, timely paid. The Target has provided Buyer with copies of all Tax Returns for the years ending 2013, 2014, 2015, and 2016.

(b)The Target has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)The Target is not a party to any Action by any taxing authority. There no pending or threatened Actions by any taxing authority.

(d)Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

Section 5.02   Books and Records. The minute books and stock ledger record of the Target, all of which have been made available to Buyer, are complete and co1Tect and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Target.

Section 5.03Brokers. No broker, finder or investment banker is entitled to any brokerage, investment fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Each party shall be responsible for paying for any fees or costs incurred by the broker or investment banking party representing such party.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article VI are true and correct as of the date hereof.

Section 6.01Organization and Authority of Buyer. Buyer is a public company duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a part, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 6.02No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, provision of the certificate of organization, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including any filings under the HSR Act.

Section 6.03Investment Purpose. Buyer acknowledges that the Target Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Target Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption there from and subject to state securities laws and regulations, as applicable.

Section 6.04Brokers. No broker or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer. Each party shall be responsible for paying for any fees or costs incurred by the broker or investment banking representing such party.

Section 6.05Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make the cash portion of the payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 6.06Legal Proceedings. Unless set forth in Section 6.06 of the Disclosure Schedules there are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 6.07Full Disclosure. No representation or warranty by Buyer in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VII

PRE-CLOSING AND RESTRICTIVE COVENANTS

Section 7.01Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Target to, (i) conduct the business of the Target in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Target and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Target. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)cause the Target to preserve and maintain all of its Permits;

(b)cause the Target to pay its debts, Taxes and other obligations when due;

(c)cause the Target to maintain the properties and assets owned, operated or used by the Target in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)cause the Target to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)cause the Target to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(f)cause the Target to maintain its books and records in accordance with past practice; and

(g)cause the Target to comply in all material respects with all applicable Laws.

Section 7.02Access to Information and Buyer Due Diligence Investigation.

From the date hereof until the Closing, Seller shall, and shall cause the Target to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Target at Kelly & Muehler, PLLP; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Target as Buyer or any of its Representatives may reasonably request; and

(c)instruct the Representatives of Seller and the Target to cooperate with Buyer and its Representatives in its investigation of the Target. By Closing on this Transaction, Buyer will acknowledge and represent that Seller and Target have given Buyer a fair and reasonable opportunity to conduct any due diligence investigation of Target and its business affairs related to this Agreement and the related transaction or that Buyer waived such due diligence investigation. Any investigation pursuant to this Section 7.02 shall be conducted, whenever possible, off the business premises of Target and shall be conducted in such a manner as to not interfere unreasonably with the conduct of the business of Seller or the Target. If Seller fails to provide Buyer with reasonable access to the information necessary to complete its due diligence by Closing, Seller agrees to negotiate in good faith to extend the Closing. All information provided shall be subject to the NDA executed by the Parties dated June 11, 2017.

Section 7.03No Solicitation of Other Bids.

(a)Seller shall not, and shall not authorize or permit any of its Affiliates (including the Target) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Target) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Target; (B) the issuance or acquisition of shares of membership units or other equity securities of the Target; or (C) the sale, lease, exchange or other disposition of any significant portion of the Target's properties or assets.

Section 7.04Notice of Certain Events,

(a)From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.02 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governn1ental Authority in connection with the transactions contemplated by this Agreement; and

(iv)any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Target that, if pending

·

on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)Buyer's receipt of information pursuant to this Section 7.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 11.01 and Section 12.0l(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 7.05Intentionally Left Blank.

Section 7.06Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential information, whether written or oral, concerning the Target except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best effo1is to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information

Section 7.07Non-competition; Non-solicitation. For a period of five (5) years commencing on the Closing Date (the "Restricted Period"), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Target and customers or suppliers of the Target. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own,5% or more of any class of securities of such Person.

(a)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Target or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.07(a) shall prevent Seller or any of its Affiliates from hiring after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee or the Target.

(b)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Target or potential clients or customers of the Target for purposes of diverting their business or services from the Target.

(c)Seller acknowledges that a breach or threatened breach of this Section 7.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific perfo1mance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)Seller acknowledges that the restrictions contained in this Section 7.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.06 and each provision hereof is severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidateor render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.08Governmental Approvals and Consents

(a)Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedules.

(c)Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Documents; and

(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Target is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Target in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Target with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Target shall assume all obligations and burdens thereunder.

(e)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Target with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)Notwithstanding the foregoing, nothing in this Section 7.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Target or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 7.09Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by Seller or Target prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i)retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Target; and

(ii)upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VIII.

(b)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 7.09 where such access would violate any Law.

Section 7.10Public Announcements. Unless otherwise required by applicable Law and based upon the reasonable advice of counsel, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement. For all communications public or internal, the parties agree to refer to this transaction as a "merger" of Target and Buyer.

Section 7.11Further Assurances. Following the Closing, each of the hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.01 Tax Covenants.

(a)Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Target, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Target, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Target in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Target, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Target) against any such Tax or reduction of any Tax asset.

(b)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 8.02Intentionally Left Blank

Section 8.03Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Target, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VIII (a "Tax Claim"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 8.04Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VIII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 8.05Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 8.06Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Article III and this Article VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 8.07 Overlap. To the extent that any obligation or responsibility pursuant to Article X may overlap with an obligation or responsibility pursuant to Article VIII, the provisions of this Article VIII shall govern.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

(a)No Governmental Authority shall have enacted, issued, promulgated  · enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 8.08 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 6.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c)Buyer shall cooperate with Seller in removing all guarantees of Seller including, but not limited to, providing personal guarantees to replace those of Seller. In the event Seller is not released from all guarantees prior to Closing then Buyer shall tak.e all steps necessary post-Closing to obtain or assist Seller in obtaining a release of all of Sellers' guarantees. Seller shall bring the balance of the Target's Line of Credit (LOC) to zero and cancel the LOC as of Closing.

(d)Buyer shall provide Seller with a copy of the most recent annual and quarterly unaudited financial statements of Buyer and a current sworn personal financial statement of the Guarantor George Pursglove, the Buyer's CEO and Chairman.

Section 9.02Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)Satisfaction of the condition set forth in Section 2.03(b) above.

(b)Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified, by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all · respects).

(c)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d)No Action shall have been commenced against Buyer, Seller or the Target, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 9.02(a) and Section 9.02(c) have been satisfied.

(i)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

G)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k)Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Target from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Target is organized.

(I)Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section l.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(m)Seller shall have delivered, or caused to be delivered, to Buyer Membership certificates evidencing the Target Interests, free and clear of Encumbrances, duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank.

(n)Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 9.03Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in this Agreement, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)All approvals, consents and waivers that are listed on Section 6.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e)The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies the e have been delivered to Seller.

(f)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer that each of the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied.

(g)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(j)Guarantor shall have delivered to Seller a sworn personal financial statement satisfactory to Seller and shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(k)Buyer shall have delivered to Seller an executed copy of the Collateral Agreement.

(1)Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLEX

SURVIVAL

Section 10.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.03, Section 3.18, Section 5.03, Section 6.01, Section 6.04, Section 9.03(j) shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

ARTICLE XI

INDEMNIFICATIONS

Section 11.01 Indemnification By Seller. Subject to the other terms and conditions of this Article XI, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Target) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any material inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)any material breach or non-fulfilment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 11.02 Indemnification By Buyer. Subject to the other terms and conditions of this Article XI, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

(c)For purposes of this Article XI, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 11.03 Indemnification Procedures. The party making a claim under this Article XI is refe1Ted to as the "Indemnified Party", and the party against whom such claims are asserted under this Article XI is referred to as the "Indemnifying Party".

(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or

(B) there exists a conflict of interest between the Indemnifying Party and the Indemnified

Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section ll.03(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section ll.03(b). If  a firm offer is made to  settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).yo

(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses, including reasonable attorneys' fees, associated with taking such actions shall be included as Losses hereunder.

Section 11.04 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article XI, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 11.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 11.06 Effect of lnvestigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of an investigation made by or on behalf of the Indemnified Party (including by an of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 9.02 or Section 9.03, as the case may be.

Section 11.07 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XI. Nothing in this Section 11.07 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled as set forth in Section 13.11 or to seek any remedy on account of any Person's fraudulent, criminal or intentional misconduct.

ARTICLE XII

TERMINATION

Section 12.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by Buyer by written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this

Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article X and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller's receipt of written notice of such breach from Buyer; or

(ii)any of the conditions set forth in Section 9.02 or Section 9.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2018 unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Seller by written notice to Buyer if:

Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Seller; or any of the conditions set forth in Section 9.01.  Section 9.03 shall not have been performed, or if it becomes apparent that any of such conditions will not be fulfilled unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 12.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)as set forth in this Article XII and Article III hereof; and

(b)that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XIIl

MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 13.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given when two of the following methods are followed: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communication must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02):

If to Seller/Company:	Jean Mork Bredeson 2190 W. Wayzata Blvd. Long Lake, MN 55356
Facsimile: 952-475-3773
E-mail: jmb@service800.com

with a copy to:	Leny Wallen-Friedman, Esq. Wallen-Friedman & Floyd, PA 527 Marquette Ave., Ste 860
Minneapolis, MN 55402
Facsimile: 612-343-4818
E-mail: leny@wallenfriedmanfloyd.com

If to Buyer:	Beyond Commerce, Inc. Address:
Facsimile: 949-706-9634
E-mail: transmkt@bellsouth.net Attention: George Pursglove, Chairman, President and CEO

with a copy to:	John McMillan, Esq. 3330 Poseidon Way
Indialantic, Florida. 32903
E-mail: jrmcmillanesq@gmail.com

Section 13.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 13.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06 Entire Agreement. This Agreement, the NDA executed by the Parties dated June 11, 2017 and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 13.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may assign its rights or obligations hereunder without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder to close.

Section 13.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Minnesota. Each party is advised to seek the advice of their own counsel in connection with the provisions of this Agreement.

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL DISTRICT COURT OF THE STATE OF MINNESOTA OR THE COURTS OF THE STATE OF MINNESOTA IN EACH CASE LOCATED IN THE CITY OF MINNEAPOLIS AND COUNTY OF HENNEPIN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIYER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.l 0(c) .

Section 13.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SERVICE 800, Inc.

By: /s/ Jean Mork Bredeson
Jean Mork Bredeson
Its: President

Jean Mork Bredeson

By: /s/ Jean Mork Bredeson
Jean Mork Bredeson, individually

Beyond Commerce, Inc.

By: /s/ George Pursglove
Name: George Pursglove
Title: Chairman, CEO

SCHEDULES:

2.02(c)List of Jean Mork Bredeson's Personal Property Retained and Not Included in the Sale.

2.05List of Target's Closing Accounts Receivable.

3.02List of each jurisdiction in which the Target is licensed or qualified to do business.

3.06Target's Complied Financial Statements .

3.07(c)List of the Company' s Additional Disclosed Liabilities (Accrued vacation, bad debt reserve, unearned revenue and any other known accounting related liability?)

3.08(h)List of Target's Material Contracts.

3.10(b)List of Target' s Real Property. (Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Target, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and

(iii)the current use of such property.)

3.12(b)List of Target's Intellectual Property. (Disclosure Schedules lists all Target Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, "Intellectual Property Registrations"), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Target' s current or planned business or operations.)

3.12(c)List of Any Exclusions from Target's Intellectual Property. (Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Target owns, exclusively or jointly with other Persons, all right, title and interest in and to the Target Intellectual Property, free and clear of Encumbrances.

3.12(d)List of Target's Licensed Intellectual Property. (Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Target is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Target's current or planned business or operations.)

3.1l(f)List of Target's Granted Licensed Intellectual Property (Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Target grants rights or authority to any Person with respect to any Target Intellectual Property or Licensed Intellectual Property)

3.14(a)(l)List of Target's Material Customers for Past 2 Years. (Disclosure Schedules sets forth the material customers to whom the Target has provided goods or services for each of the two most recent fiscal years (collectively, the "Material Customers").

3.14(a)(2)List of Target Customers Giving Notice of Termination. (Disclosure of any Target Material Customer for whom Target has received any notice, and has reason to believe, that any of its Material Customers has ceased, or intends to cease using its goods or services or to otherwise terminate or materially reduce its relationship with the Target after the Closing.)

3.14(b)(l)List of Target's Material Suppliers for Past 2 Years. (Disclosure Schedules sets forth the material suppliers to whom the Target has paid consideration for goods or services rendered for each of the two most recent fiscal years (collectively, the "Material Suppliers").

3.14(b)(2)List of Target Suppliers Giving Notice of Termination. (Disclosure of any Target Material Supplier for whom Target has received any notice that that Material Suppliers has ceased, or intends to cease, supplying goods or services to the Target or to otherwise terminate or materially reduce its relationship with the Company)

3.15-1List of Target' s Insurance Policies. (Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Target and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies")

3.15-2List of Target Insurance Claims. (Unless set forth on Section 3.15-2 Disclosure Schedules, there are no claims related to the business of the Target pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.)

3.16List of Target's Legal Proceedings; Governmental Orders.

4.0l(a)List of Target's Employee Benefit Plans. (Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, equity-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA.)

4.0l(c)List of Target's Employee Benefit Plans Not In Compliance. (Disclosure Schedules, each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code).

4.0l(e)List of any Seller known pending or threatened Benefit Plan Claims Other Than Routine Claims for Benefits. (Disclosure Schedules, there is no pending or, to Seller's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits)).

4.02(a)List of all persons who are employees, consultants, or contractors of the Target.

4.02(f)List of all Key Company Employees to Whom Buyer Will Offer Continued Employment.

5.01List of Target's Tax Disclosures.

6.06List of Buyer's Legal Proceedings. (Disclosure Schedules there are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.)

EXHIBITS:

Exhibit A: Exhibit B: Exhibit C:

Promissory Note Personal Guarantee Collateral Agreement.